AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 2005

                          Registration No. 333-________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         ELINE ENTERTAINMENT GROUP, INC.
            (Exact name of registration as specified in its charter)


                     Florida                            88-0429856
         (State or other jurisdiction               (I.R.S.Employer or
         incorporation or organization)             Identification No.)


         8905 Kingston Pike
         Suite 313
         Knoxville, Tennessee 37923                        37923
         (Address of Principal Executive Offices)        (Zip Code)


                 Compensation Agreement with Steven T. Dorrough
                            (Full Title of the Plan)


                                  Barry Rothman
                               8905 Kingston Pike
                                    Suite 313
                           Knoxville, Tennessee 37923
                     (Name and address of agent for service)


                                 With a copy to:

                            David M. Glassberg, Esq.
                           Glassberg & Glassberg, P.A.
                            13615 South Dixie Highway
                                  Suite 114-514
                              Miami, Florida 33176

================================================================================

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                         Proposed
                                          maximum      Proposed
Title of each class                      offering      maximum       Amount of
of securities           Amount to be     price per     offering     registration
to be registered         registered       share        price            fee

================================================================================

Common stock,
$.001 par value            300,000         $1.05       $315,000        $38.00
per share (1)

________________________________________________________________________________


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act") based upon the closing bid and asked prices for the common stock as reported on the OTC Bulletin Board on June 29, 2005

================================================================================

                                   PROSPECTUS


                         ELINE ENTERTAINMENT GROUP, INC.

                         300,000 SHARES OF COMMON STOCK

         This is an offering of common stock of Eline Entertainment Group, Inc. All of the shares are being offered by the selling stockholder listed in the section of this prospectus entitled "Sales by Selling Stockholder." We will not receive any of the proceeds from the sale of the shares.

         For a description of the plan of distribution of the shares, please see page 19 of this prospectus.

         Our common stock is traded on the OTC Bulletin Board under the trading symbol "EEGI." On June 29, 2005 the last sale price for our common stock was $1.05.

                           __________________________


         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS TO READ ABOUT RISKS OF INVESTING IN OUR COMMON STOCK.

                           __________________________


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is June 30, 2005

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors." When used herein, the terms "Eline," "we," and "us" refers to Eline Entertainment Group, Inc., a Nevada corporation, and its subsidiaries, Industrial Holding Group, Inc., a Florida corporation ("Industrial Holding"), Storm Depot International Corp., a Florida corporation ("Storm Depot"), which is a wholly-owned subsidiary of the Company, and 24/7 MRI, Inc., a Florida corporation ("24/7 MRI"). The term "IFR" refers to Industrial Fabrication and Repair, Inc., a Tennessee corporation, which is a 51% owned subsidiary of Industrial Holding.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to expand our current operations and/or consummate a merger or business combination with an operating entity, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Readers should carefully review this prospectus and all documents which are incorporated by reference hereto. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                  OUR BUSINESS

OVERVIEW

         Eline currently has two key operating subsidiaries, Industrial Holding and Storm Depot International, Inc. Industrial Holding owns a seasoned company with approximately 25 years of operating history, In October 2004, we established a new subsidiary, Storm Depot International Corp., through which we are marketing hurricane protection products in South Florida.

INDUSTRIAL HOLDING AND IFR

         In May 2003 Eline, through its Industrial Holding subsidiary, acquired IFR, a Knoxville, Tennessee based company. Founded in 1979, IFR is engaged in component sales, machining, specialty design and fabrication for conveyer systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. IFR's customers are engaged in various industries, including paper, steel mills, rock quarry operations, coal mining applications and bottling facilities located in the South Eastern United States. Its customers include Coca-Cola, Pepsico, Kimberly-Clarke Corp., American Limestone, Gerdau-AmeriSteel, Vulcan Materials Co., Harrison Construction, Blue Diamond Coal, Carlex Glass, HBD Industries and Hartco Flooring. The Industrial Holding division represented approximately 100% and 96% of our consolidated revenues in the years ended October 31, 2004 and October 31, 2003, respectively. For the year ended October 31, 2003, our consolidated revenues include revenues from IFR for five months following its acquisition in May 2003 as described later in this report. In the fiscal year ended October 31, 2004, two customers of IFR represented 14% and 9%of our consolidated revenues. In the fiscal year ended October 31, 2003, revenue from one customer of IFR represented approximately 14% of our consolidated revenues.

IFR conducts its business from a 35,000 square foot facility, which is equipped with a five ton bridge crane over most equipment to allow handling of heavy components for machining. IFR has invested in computer numerical control (CNC) technology to assure the highest degree of accuracy for its client's precision machining requirements. IFR's equipment includes two Fadal VMC 2040 machining centers, a Tree Journeyman 310 knee-type milling machine and a Cincinnati Milicron Falcon 300 lathe. IFR's CNC technicians have 15 years experience programming a wide variety of parts and materials. In addition to a standard complement of normal machine shop accessories, IFR's manual machines include:

         *  lathes up to 34" diameter by 16 feet
         *  Boring Mill
         *  Heavy-Duty Knee-Type milling machines
         *  Column drills
         *  Keyseating (internal up to 3" by 18")
         *  Amada auto bar feed saw (10" by 10" capacity)

         IFR also specializes in prototype machining proprietary designs and short production runs. IFR has engineering capabilities with autocad computer enhanced design layout. It can create proprietary drawings, specialized machinery or modify existing equipment for its clients specific needs. IFR is also capable of reconstructing components to original OEM specs from its clients damaged or sample parts and preparing engineering drawings for your future requirements. IFR has an 8,000 sq. ft welding bay, equipped with two five ton overhead cranes with 20' lift working height, which provides it with the capacity to quickly and competitively meet its clients' fabrication needs. IFR has welders certified to the ASMF Code Section 8 and its welding services include, MIG, TIG, WIRE, and STICK welding on a variety of materials. IFR can furnish shape cutting on carbon steel up to 2" thick and plasma burn stainless steel up to 1/2" thick. It stocks a wide variety of structural shapes and can secure from its suppliers most items not in stock within two to three working days. IFR also provides maintenance and repair services on power transmissions and is the exclusive manufacturer for the provider of an ongoing project involving customized target and shooting bays for use in the Federal prison system.

         IFR maintains a website at www.ifr-tn.com which describes the services available from IFR, lists the product lines for which IFR serves as a distributor and enables its customers to check the current inventory of a variety of equipment components, including

         *  bearings
         *  rubber and metal belting
         *  chains
         *  conveyors
         *  screw conveyors
         *  couplings
         *  electric motors
         *  elevator buckets
         *  idlers
         *  motor controls
         *  pneumatics
         *  power transmissions
         *  drum and wing pulleys
         *  speciality parts
         *  sprockets
         *  water pumps

The inventory information which appears on IFR's web site is updated on a regular basis.

COMPETITION

         While IFR competes with numerous fabricators in the East Tennessee area, management of IFR believes it has limited direct competition as a result of the comprehensive nature of its services. Within the 150 mile radius of its client base, IFR is one of a select few fabricators which offers a full array of services from concept and design to engineering and prototype to custom systems. There can be no assurances, however, that IFR in fact maintains a competitive advantage or that if such competitive advantage exists, IFR will be able to retain it in the future.

GOVERNMENT REGULATION

         The operations of IFR are not subject to any state or government regulations at the present time, other than normal and customary rules and regulations, including environmental regulations, to which most companies are subject. There can be no assurances, however, that future regulations at the state or federal level, if adopted, will not have a material adverse effect on the operations of IFR.

EMPLOYEES

         As of the date hereof, IFR has approximately 30 employees, all of which are full time. IFR is not covered by any collective bargaining agreements and considers its employee relationships to be good.

STORM DEPOT INTERNATIONAL CORP.

         In October 2004, the Company formed a wholly owned subsidiary, Storm Depot International Corp, a Florida corporation. Storm Depot International Corp. distributes hurricane protection products through its dealer network throughout the Southeast United States and Caribbean. The Company plans to license the Storm Depot name to approved dealers and market a complete line of hurricane protection products on a wholesale basis.

         During the second quarter of fiscal 2005, Storm Depot International initiated a dealer program for qualified hurricane shutter companies. Through the dealer program, Storm Depot International has begun to sell its E-Panel product, having approved its first dealers under the program. The E-Panel is a lightweight translucent hurricane panel. The panel is unique in that it affords protection from hurricane force winds, is lightweight and easy to attach, and yet lets light in, unlike metal or plywood commonly used by the consumer. The Company anticipates the approval of additional dealers during the balance of fiscal 2005.

COMPETITION

         While Storm Depot International competes with numerous hurricane shutter distributors in the Southeast Florida area, the management of Storm Depot believes it holds a competitive advantage due to the proprietary nature of it's E-Panel product, as compared to a more limited ability of competing distributors to source a similar product at significant inventory levels. There can be no assurances, however, that Storm Depot in fact maintains a competitive advantage or that if such competitive advantage exists, Storm Depot will be able to retain it in the future.

EMPLOYEES

         As of the date hereof, Storm Depot International had 1 full-time employee.

24/7 MRI

         Eline formed 24/7 MRI in June 2003 to explore opportunities in the diagnostic imaging field. Following the acquisition of IFR, we continued to explore additional avenues of expanding our business and operations. One business opportunity which was reviewed was a chain of diagnostic imaging centers. While we did not progress beyond the due diligence phase, we believed that opportunities existed within this space, and in August 2003 24/7 MRI opened Okeechobee Imaging, a store-front MRI center in West Palm Beach, Florida to test its operating concepts. In conjunction with the opening of this site, we acquired a 2000 GE Profile III Mobile open MRI system from GE Medical Systems under an operating lease on an equipment reposition. 24/7 MRI completed the beta test of this initial retail center in December 2003. In April 2004 we determined that the diagnostic imaging field was not an area in which we would devote any additional time or resources and we ceased operations in the 24/7 MRI subsidiary and classified $244,776 as a loss on discontinued operations in fiscal 2004.

EMPLOYEES

         As of January 31, 2005, 24/7 MRI has no employees.

HISTORY OF ELINE

         We were incorporated in June 1997 under the laws of the State of Nevada originally under the name Rapid Retrieval Systems, Inc. We were initially engaged in the development of comprehensive processing, document retrieval, editing, integration and network support services for small businesses and the general public. Our ability to implement our business plan was tied to our ability to raise sufficient working capital. We were not successful in obtaining this needed capital, and in mid-2000 we remained a development stage company that did not have customers nor had we ever generated any revenues from operations.

         In June 2000 we signed a plan and agreement of merger with Eline Music.com, Inc., a Tennessee corporation (" Tennessee Eline"). Tennessee Eline was a development stage company created to provide exposure for independent music artists and labels and to fill a perceived void that existed in the entertainment and music business.

         Under the terms of the plan and agreement of merger, Tennessee Eline was to be merged into our company and we were to be the surviving legal entity. The plan and agreement of merger contained certain conditions precedent to its closing. These conditions were satisfied and in December 2000 the transaction was consummated and Tennessee Eline was merged into our company. As a result of the transaction, the Tennessee Eline management became our management and the Tennessee Eline stockholders became our controlling stockholders. The transaction, which was structured as a reverse merger, was treated as a purchase for accounting purposes. In January 2001 we changed our name to Eline Music.com, Inc., which was subsequently changed to our current name on April 25, 2001.

         Following the aforedescribed transaction, our then current management attempted to build our company into a full service entertainment company. Its activities were to include producing music and developing film and video productions for retail, theatrical, radio, Internet, television and cable broadcasting distribution. We entered into a number of ventures in these areas including an Internet radio talk show, the development of an interactive music video web site, a wedding video production company, film and video production of commercials, corporate videos, music videos and electronic press kits, an independent record label, and a web site focused on independent music artists and independent labels. We also attempted to enter into a number of other ventures which were never consummated for a variety of reasons, including lack of sufficient capital to fund the ventures.

         In March 2002 at a meeting of our then board of directors, Mr. Sonny Paradise, our then current CEO and chairman, who was also our then principal stockholder, tendered his resignation as an officer and director. His resignation was accepted and the remaining board members adopted resolutions that approved the relocation of our corporate headquarters from Tennessee to Pennsylvania and the retirement of certain debt owed to our former CEO and chairman who had just resigned. Under the resolution, we were to contract with our former CEO and chairman to produce three albums at $100,000 per album, for aggregate consideration of $300,000. Our then board of directors approved the plan whereby we were to transfer all of our studio equipment to our former CEO and chairman, he would retire debt we owned him and the price we were to pay for the three albums, for which he was given two years to deliver, was reduced to $150,000 in the aggregate. Finally, as we were moving our corporate offices to Pennsylvania, our former CEO and chairman was to assume the lease and occupy our facilities in Tennessee, assuming all obligations therefore. Subsequent to Mr. Paradise's resignation in March 2002 as our CEO and member of our board of directors, in April 2002 Mr. Thomas J. Gaffney was elected our president and a member of our board of directors.

         On September 24, 2002 under the terms of a stock purchase and redemption agreement, between our company, Thomas J. Gaffney and Yucatan Holding Company, a privately-held investment company, acquired approximately 69,480 shares of our common stock in exchange for $16,000 in a private transaction exempt from registration under the Securities Act of 1933. The funds Yucatan Holding Company used for the transaction were funds it had on hand. The funds were tendered by Yucatan Holding Company to Mr. Gaffney, our then current president and member of our board of directors. As of the closing date, certificates and medallion guaranteed stock powers representing approximately 57,000 shares of common stock were delivered to Yucatan Holding Company. The certificates representing the remaining approximate 12,480 shares were delivered by Mr. Gaffney and he advised Yucatan Holding Company that the medallion guaranteed stock powers and corporate resolutions, as needed, were forthcoming. In November 2002 when it became clear that Mr. Gaffney would not deliver the medallion guaranteed stock powers and corporate resolutions, as necessary, for these approximate 12,480 shares of our common stock, Yucatan Holding Company returned the original certificates to the holders.

         In connection with the execution of the agreement, an unaffiliated third party who was the holder of approximately 39,222 shares of our common stock granted Jayme Dorrough, Yucatan Holding Company's sole officer and director, a one-year irrevocable voting proxy covering such shares. This proxy has expired by its terms. On the closing date of the stock purchase and redemption agreement, our then current officers and directors resigned and Mrs. Dorrough was elected sole director. Following the closing of the stock purchase and redemption agreement, our board of directors appointed Barry A. Rothman to serve as our interim president.

         Subsequent to the closing of this transaction, Yucatan Holding Company exchanged the approximately 57,000 shares of common stock delivered to it at closing for 200,000 shares of our newly created Series B Convertible Preferred Stock. The designations, rights and preferences of the Series B Convertible Preferred Stock provide, among other provisions, that it is convertible at our sole option into shares of our common stock on a to-be-negotiated conversion ratio and each share entitles the holder to 500 votes at any meeting of our stockholders. Concurrent with such exchange, the approximately 57,000 shares of our common stock owned by Yucatan Holding Company were returned to our treasury and cancelled.

         In addition, under the terms of the stock purchase and redemption agreement, we agreed to redeem 4,000,000 shares of our Series A Preferred Stock, which represented all of the shares, in exchange for cash payments to Mr. Gaffney of an aggregate of $6,000 and an unsecured, non-interest bearing promissory note (the "Gaffney Note") to him in the principal amount of $120,000 (collectively, the "Gaffney Redemption Consideration"). As of the closing date, certificates and medallion guaranteed stock powers representing 2,000,000 shares of the Series A Preferred Stock were delivered. Mr. Gaffney delivered the certificate representing the remaining 2,000,000 shares of Series A Preferred Stock and advised us the medallion guaranteed stock power was forthcoming. Upon the redemption of these shares, it was our intent that the shares would be returned to our treasury with the status of unissued, undesignated shares of preferred stock.

         Subsequent to the closing of the stock purchase and redemption agreement, we determined that prior management had failed to file a certificate of designation covering the Series A Preferred Stock purportedly issued to Mr. Sonny Paradise, our former Chairman and CEO, in November 2001 at a time when he was an officer and director of the company and ultimately responsible for such filing. Specifically, Section 78.1955 of the Nevada Revised Statutes permits a Nevada corporation which has previously designated a series of blank check preferred stock (such as Eline) to, by resolution of board of directors, create a class of that preferred stock and set forth the voting powers, designations, preferences, limitations, restrictions and relative rights thereof. The creation of the class and its designations, rights and preferences must be included in a certificate of designation which must be signed by an officer of the corporation and filed with the Secretary of State. Section 78.1955 specifically provides that such certificate of designation must be filed pursuant to that section and become effective before the issuance of any shares of the class so designated.

         As a result of prior management's failure to file a certificate of designation covering the 4,000,000 shares of Class A Preferred Stock, such class was never duly authorized. Accordingly, the 4,000,000 shares of Class A Preferred Stock reflected on the transfer records on the date of the stock purchase and redemption agreement were not, in fact, issued and outstanding. The fact that such shares were not duly authorized and did not exist as of the date of such agreement resulted in an event of default under the stock purchase and redemption agreement. The redemption of these shares was the basis of the agreement by which we were to pay the Gaffney Redemption Consideration described above.

         On October 31, 2002 we notified Mr. Gaffney that the Gaffney Note was void on its face. Pursuant to the provisions of Section 5.2 of the stock purchase and redemption agreement and the terms of the Gaffney Note, we offset and voided the entire amount of such note, and offset the remaining $6,000 cash to be paid to Mr. Gaffney, which represented the balance of the Gaffney Redemption Consideration. As a result of the foregoing, we have no obligation to pay the Gaffney Redemption Consideration.

         As a condition of the stock purchase and redemption agreement, individuals or entities which represented approximately $740,000 of liabilities on our balance sheet at July 31, 2002, including approximately $640,000 purportedly due to our former officers, directors and affiliates, were to deliver to Yucatan Holding Company forgiveness of debt and general releases. These amounts, however, gave no effect to the transactions approved by our then board of directors in March 2002 as described earlier in this section. Prior to the closing of the stock purchase and redemption agreement, both Mr. Gaffney and certain other third parties advised Yucatan Holding Company that the delivery of the forgiveness of debt and general releases were forthcoming and would be provided on or immediately after closing. As of the date hereof, Yucatan Holding Company has received a forgiveness of debt and general release for $8,500 from an unaffiliated third party. While in the first few weeks after the closing Mr. Gaffney continued to advise Yucatan Holding Company that the remaining forgiveness of debt and general releases were forthcoming, same were never delivered and the failure to so deliver has constituted additional events of default against Mr. Gaffney under the terms of the stock purchase and redemption agreement.

         Upon assuming control of our company and undertaking certain due diligence, our current management has determined that the transactions approved in March 2002 by our then board of directors as described above were consummated some time before September 24, 2002. It also appears that prior management exceeded the scope of the March 2002 board resolutions in that subsequent to September 24, 2002 we have also discovered that all of our other tangible and intangible assets, in addition to the studio equipment, are no longer in our company's possession or control.

         In the course of its due diligence, our current management has also determined that several consulting agreements which we had entered into in May 2001 with affiliates contained termination provisions which benefit us. These agreements included a five year consulting agreement with our then CEO and chairman under which we issued him approximately 11,700 shares of our common stock, valued at $5,362,500 at the time of issuance, and for which we have recognized an expense. The agreement with our former CEO and chairman was cancelable without cause at our discretion, with a provision that required him to return all unearned compensation to us upon such cancellation. Through our due diligence we determined that our former CEO no longer holds in record name any of the shares we issued to him under this agreement, and it appears that all such shares were transferred to third parties and deposited into street name prior to September 2002. Yucatan Holding Company did not acquire any of the shares issued to our former CEO under the terms of the stock purchase and redemption agreement. While current management cannot say with any certainty if any services were ever rendered to our company by our former CEO and these other consultants under the terms of these various agreements, no such services have been rendered since September 2002.

         Subsequent to the resignation on March 27, 2002 of Mr. Sonny Paradise as our CEO and chairman and the resignation on September 24, 2002 of Mr. Thomas
J. Gaffney as our president and a member of our board of directors, and given the lack of historical revenues associated with our entertainment initiatives, current management intends to transition our company into other lines of business that will serve to increase revenues and stockholder value. As a result of the transactions approved in March 2002 by our then board of directors and the conversion of our remaining assets by prior management, at the time Yucatan Holding Company acquired control of our company we had no business or operations other than the future delivery of the three albums by our former CEO and chairman which are due no later than March 2005. However, because of historical events involving prior management and the uncertainty surrounding the delivery of these albums, following the change of control Yucatan Holding Company began exploring additional lines of business which led to the acquisition of IFR, the organization of 24/7 MRI and most recently the organization of Storm Depot International, Inc.

ACQUISITION OF IFR

         In May 2003, under the terms of a share exchange agreement date, our Industrial Holding subsidiary acquired 51% of the issued and outstanding capital stock of IFR from its sole stockholder in exchange for 1 million shares of Industrial Holding's common stock in a private transaction exempt from registration under the Securities Act of 1933. The shares of Industrial Holding common stock issued to Mr. Gann are convertible into shares of our common stock at such time and upon such terms and conditions as the parties may agree to in the future.

         Prior to closing the transaction with IFR, we had formed Industrial Holding as a first tier subsidiary. The authorized capital of Industrial Holding consists of 100 million shares of common stock and 10 million shares of blank check preferred stock, of which one share has been designated as Series A Preferred Stock. In conjunction with its organization Industrial Holding issued the one share of authorized Series A Preferred Stock to us. The designations, rights and preferences of the Series A Preferred Stock provide that:

         *  it does not pay dividends,
         *  it is not convertible or transferable,
         *  it is redeemable only upon our consent,
         *  it carries a liquidation preference of $1.00 per share, and
         * it votes together with the common stock and any other class of voting securities as may then be authorized and entitles us to one vote more than one-half of all votes entitled to be cast by all holders of voting capital stock of Industrial Holding so as to ensure that the votes entitled to be cast by us are equal to at least 51% of the total of all votes entitled to be cast.

         The transaction was recorded in accordance with the provisions of Statement of Financial Accounting Standards No. 141 as issued by the Financial Accounting Standards Board. Among the provisions of SFAS No. 141 is the requirement to adjust the carry value of non-current assets for any negative goodwill which might arise as a result of a transaction. At the time of the acquisition of IFR, it had property and equipment net of depreciation of approximately $337,000, which represented its only non-current assets. In accordance with the statement, during fiscal 2003 we reduced the carry value of the property and equipment by $313,202.

         Under the terms of the share exchange agreement, IRF will pay us a monthly management fee equal to 50% of its free cash flow as that term is defined in the share exchange agreement. During fiscal 2003 we waived any management fees, which may have otherwise been due the parent company in order to provide additional funds to IFR for use in the expansion of its business during fiscal 2004. No additional shares of either Industrial Holding common or any series of preferred stock can be issued without the consent of both our company and Mr. Gann.

         Prior to the transaction, Mr. Gann had advanced IFR approximately $1.1 million which is collateralized by a security interest in all of its assets (the "Gann Obligations"). The note bears interest at (7%) per annum, with interest only payments due quarterly. The principal and any accrued but unpaid interest is due on January 1, 2008. The Gann Obligations continue to be serviced by IFR after the closing of the transaction under the same payment terms as were utilized prior to the transaction, and the security interest remained in place pending repayment in full of the Gann Obligations. The share exchange agreement also provided mechanisms for retirement of the Gann Obligations under certain circumstances, including upon Mr. Gann's death or disability, or the sale of IFR, which include a repayment of the Gann Obligations and the return to us of any capital we have loaned IFR. Mr. Gann, or his estate, will be entitled to a portion of the proceeds we receive upon the sale of IFR or its assets after repayment of these amounts.

WHERE TO CONTACT US

         Our offices are at 8905 Kingston Pike, Suite 313, Knoxville, Tennessee 37923, and our telephone number is 215-895-9859.

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT.

         We reported a net loss of $1,147,611 for the fiscal year ended October 31, 2004 and a net loss of $483,370 for the fiscal year ended October 31, 2003. We reported net income of $100,836 for the six months ended April 30, 2005. At April 30, 2005 we had an accumulated deficit of $15,200,033. While a significant portion of our historical losses and accumulated deficit are non-cash, until the acquisition of IFR in May 2003 we have never generated sufficient revenues to even partially offset our operating costs. As we continue to grow and develop the Industrial Holding division and our more recently formed Storm Depot International subsidiary, it is likely we will continue to report losses.

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN OUR STOCK IS LIMITED.

         The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY.

         If the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low- priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

SALES BY THE SELLING STOCKHOLDER MAY CAUSE THE MARKET PRICE OF OUR SHARES TO DECREASE.

         It is possible that the selling stockholders will offer all of their shares for sale. A sale by her of all or substantially all of their shares may have a depressive effect on the market price of our common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered hereby.

                              AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form S-8. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Eline Entertainment Group, Inc.. and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports and the registration statement of which this prospectus is a part, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the SEC's site located at http//www.sec.gov.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Glassberg & Glassberg, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements of Eline Entertainment Group Inc. as of and for the years ended October 31, 2004 and October 31, 2003 incorporated by reference in this prospectus have been audited by Webb & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.


           PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  COMPENSATION AGREEMENT WITH STEVEN T. DORROUGH

         The Company has retained Steven T. Dorrough to consult with it on the business operations of potential transaction candidates with a view toward increasing the revenues of the Company, including, but not limited to (i) identify and initiate discussions on behalf of the Company with potential transactions candidates, (ii) assist management in negotiation of letters of intent and definitive purchase agreements with transactional candidates, and
(iii) such other services as requested by the Company reasonably related to the foregoing.

         As full and complete consideration for the performance of the Services, the Company shall issue Dorrough 300,000 shares of the Company's common stock, which is equal to $90,000 based upon the fair market value of the Company's common stock as of the date of the compensation agreement.

RESTRICTIONS UNDER FEDERAL SECURITIES LAWS

         The sale of our common stock issuable pursuant to the Compensation Agreement must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, are aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 promulgated under the Securities Act of 1933 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SALES BY THE SELLING STOCKHOLDER

         The following table sets forth:

         -  the name of each selling stockholder,
         -  the number of shares owned, and
         - the number of shares being registered for resale by each selling stockholder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the following table. All of the shares being registered for resale under this prospectus for the selling stockholder may be offered hereby. Because the selling stockholders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling stockholders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling stockholders will sell all of the shares owned by them which are being offered hereby.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by the selling stockholder is as of the date of this prospectus.

                               Number       Percentage      Shares     Shares to         Percentage
                               of shares    owned before    to be      be owned          owned after
Name of selling stockholder    owned        offering        offered    after offering    offering
---------------------------    ---------    ------------    -------    --------------    -----------
Steven T. Dorrough             300,000          0           300,000          0                0

* represents less than 1%

PLAN OF DISTRIBUTION

         The selling stockholders may offer and sell their shares at prevailing market prices or privately negotiated prices. The selling stockholders may sell our common stock on the OTC Bulletin Board, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of securities. The shares will not be sold in an underwritten public offering.

         The selling stockholders may sell the securities in one or more of the following methods:

         * on the OTC Bulletin Board or on such national securities exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as an agent; or

         * in transactions other than on such national securities exchanges or on the OTC Bulletin Board, or a combination of such transactions, including sales through brokers, acting as an agent, sales in privately negotiated transactions, or dispositions for value by the selling stockholder, subject to rules relating to sales by affiliates.

         In making sales, brokers or dealers used by the selling stockholders may arrange for other brokers or dealers to participate. The selling stockholders, our affiliates and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling stockholder, to the extent required, a prospectus is required to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

         Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have provided the selling stockholders with a copy of these rules. We have also told the selling stockholders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

SPECIAL CONSIDERATIONS RELATED TO PENNY STOCK RULES

         Shares of our common stock may be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which contains the following:

         * a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

         * a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to these duties or other requirements of securities laws;

         * a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;

         *  a toll-free telephone number for inquiries on disciplinary actions;

         * definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

         *  other information as the SEC may require by rule or regulation.

         Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer the following:

         *  the bid and offer quotations for the penny stock;

         * the compensation of the broker-dealer and its salesperson in the transaction;

         * the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

         * monthly account statements showing the market value of each penny stock held in the customer's account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock may be subject to the penny stock rules.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the offering is completed.

         - Annual Reports on Form 10-KSB for the fiscal years ended October 31, 2004 and October 31, 2003;

         - Quarterly Report on Form 10-QSB for the periods ended January 31, 2005 and April 30, 2005; and

         - all reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Eline Entertainment Group, Inc.
         8905 Kingston Pike
         Suite 313
         Knoxville, Tennessee 37923
         215-895-9859

ITEM 4.  DESCRIPTION OF SECURITIES

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Nevada Revised Statues allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

5.1      Opinion of Glassberg & Glassberg, P.A.
10.1     Compensation Agreement with Steven T. Dorrough
23.1     Consent of Webb & Company, P.A.
23.2     Consent of Glassberg & Glassberg, P.A. (included in Exhibit 5)

ITEM 9.  UNDERTAKINGS

The undersigned registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville and the State of Tennessee, on the 30th day of June, 2005.


                                        ELINE ENTERTAINMENT GROUP, INC.


                                        By: /s/ Barry Rothman
                                            -----------------
                                            Barry Rothman, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                  Title             Date
         ---------                  -----             ----


         /s/ Barry Rothman          President         June 30, 2005
         -----------------
         Barry Rothman